EXHIBIT 10.1

CEPHALON, INC.

2006 MANAGEMENT INCENTIVE COMPENSATION PLAN

SECTION 1. PURPOSE. The purpose of the Cephalon, Inc. Management Incentive Compensation Plan (the “Plan”) is to provide Participants (as defined) employed by Cephalon, Inc. (the “Company”) and its affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its affiliates to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “AWARD” means a cash payment.

(b) “BOARD” means the Board of Directors of the Company.

(c) “COMMITTEE” means the Stock Option and Compensation Committee of the Board (or any successor committee).

(d) “EXECUTIVE OFFICER” means an executive officer of the Company as appointed by the Board of Directors or other key employee.

(e) “MEASUREMENT PERIOD” means a period of time selected by the Committee for which performance will be measured for purposes of Section 4.

(f) “MAXIMUM AWARD” means the limitation on awards payable under this Plan in any year, which for the Chairman/Chief Executive Officer is 300% of his annual base salary and for any other Participant is 110% of the Participant’s annual base salary.

(g) “PARTICIPANT” means any Executive Officer selected by the Committee to participate in the Plan.

(h) “PERFORMANCE PERIOD” means a period of time selected by the Committee to which an Award relates.

(i) “TARGET AWARD” means an Award level that may be paid if certain performance criteria are achieved.

(j) “THRESHOLD PERFORMANCE” means a level of achievement of 85% of target performance for the Chairman/Chief Executive Officer and 90% of target performance for other Participants.

SECTION 3. ELIGIBILITY. Persons employed by the Company or any of its affiliates during a Performance Period in active service in a managerial or professional role for all or any part of the Performance Period are eligible to be Participants under the Plan for such Performance Period (whether or not so employed or living at the date an Award is made) and may be considered by the Committee for an Award. An employee is not rendered ineligible to be a Participant by reason of being a member of the Board.

SECTION 4. AWARDS-GENERAL.

(a) Target Awards.  The Committee will establish the Target Awards for Participants at the beginning of each Performance Period. For the Chairman/Chief Executive Officer, the Target Award shall be 100% of annual base salary; for Participants other than the Chairman/Chief Executive Officer, the Target Award shall be 50% of annual base salary.

(b) Performance Criteria; Award Levels.  The performance criteria utilized by the Committee for the Chairman/Chief Executive Officer may be based on individual performance, revenue, earnings per share, other Company and business unit financial objectives, operational efficiency measures, and other measurable objectives tied to the Company’s success or such other criteria as the Committee shall determine in its discretion. The Committee shall each year also determine specific levels of achievement of the established performance criteria that correspond to Threshold Performance, Target Award and Maximum Award.  Performance criteria for Participants (other than Chairman/Chief Executive Officer) will be established by management.  For the Performance Period fiscal year 2006, the performance criteria for the Chairman/Chief Executive Officer and the other Participants, and the relationship between achievement of such performance criteria and respective Award levels, are set out in the Schedules 1 and 2, respectively, to the Plan.

(c) Awards.  Awards will be made by the Committee following the end of each Performance Period. Awards shall be paid after the end of the Performance Period, except to the extent that a Participant has made an election to defer the receipt of such Award pursuant to the Company’s deferred compensation plan. The Award amount determined in accordance with Schedule 2 may be increased or decreased by the Committee, provided, however, than any Award may not exceed the applicable Maximum Award amount.

SECTION 5. OTHER CONDITIONS.

(a) No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

(b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any affiliate.

(c) The Company or any affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

(d) Awards under the Plan will not be included in base compensation or covered compensation under the retirement programs of the company for purposes of determining pensions, retirement and death related benefits.

SECTION 6. DESIGNATION OF BENEFICIARIES. A Participant may, if the Committee permits, designate a beneficiary or beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant’s death. A designation of beneficiary shall be made in accordance with procedures specified by the Company and may be replaced by a new designation or may be revoked by the Participant at any time. In case of the Participant’s death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant’s estate. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its affiliates shall have no further liability to anyone with respect to such amount.

SECTION 7. PLAN ADMINISTRATION.

(a) The Committee shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration (including the power to delegate authority to others to act for and on behalf of the Committee) subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board. In making any determinations under or referred to in the Plan, the Committee (and its delegates, if any) shall be entitled to rely on opinions, reports, analysis or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.

(b) The Plan shall be governed by the laws of the State of Delaware and applicable Federal law.

SECTION 8. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine.